UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 26, 2018

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(state or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street
Sacramento CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On April 26, 2018, The McClatchy Company, a Delaware corporation (the “Company”), entered into a term sheet framework agreement (the “Framework Agreement”) between the Company and Chatham Asset Management, LLC (“Chatham”).

Pursuant to the terms of the Framework Agreement, Chatham and the Company agreed to the terms of a credit arrangement whereby Chatham will make loans (the “Loans”) to a wholly-owned subsidiary of the Company that will be the same subsidiary that will incur the New Lien First Debt (as defined below) in connection with the Refinancing (as defined below)(the “Borrower” and, together with the Company, the “Borrower Parties”) comprised of a $250.0 million Tranche A Term Loan Facility and an approximately $168.5 million Tranche B Term Loan Facility (collectively, the “Facilities”). The Loans plus certain premiums set forth in the Framework Agreement to repurchase approximately $82.1 million aggregate principal amount of the Company’s 7.15% Debentures due November 1, 2027 (the “2027 Debentures”) and approximately $274.0 million aggregate principal amount of the 6.875% Debentures due March 15, 2029 (the “2029 Debentures”), in each case, held by Chatham, with the remaining proceeds used for the refinancing of the Company’s 9.00% Senior Secured Notes due 2022 (“Term Loan Restructuring”).

Amounts borrowed under the Tranche A Term Loan Facility will bear interest at a rate of 7.372% per annum and mature on July 1, 2030. Amounts borrowed under the Tranche B Term Loan Facility will bear interest at a rate of 6.875% and mature on July 1, 2031. Interest under the Facilities will be payable semi-annually in arrears and calculated on the basis of 12 months of 30 days each.

Amounts borrowed under the Tranche A Term Loan Facility will be secured by the same collateral securing the New First Lien Debt, and such liens will be subordinated to liens securing the New First Lien Debt and certain other first lien debt of the Company and its subsidiaries. The liens securing the loans extended under the Tranche B Term Loans will be subordinated to the liens securing the New First Lien Debt, the Tranche A Term Loan Facility and certain other first lien debt of the Company and its subsidiaries.

The loan agreement for the Facilities will contain affirmative covenants and negative covenants related to limitations on liens and limitations on sale and leaseback transactions, in each case, that are consistent with those set forth in the documentation governing the New First Lien Debt.

The Borrower will have the right to prepay the Loans at any time at amounts equal to the aggregate principal amount of the Loans to be repaid plus a make-whole premium, in the case of the Tranche B Term Loan Facility, or plus a make-whole premium or applicable prepayment premium after the third anniversary of the closing date in the case of the Tranche A Term Loan Facility, in each case, as set forth in the Framework Agreement.

The Framework Agreement includes customary representations and warranties of the parties. The closing of the Term Loan Restructuring is subject to various closing conditions set forth in the Framework Agreement, including the negotiation of credit documentation in a form that is reasonably satisfactory to the parties and the contemporaneous refinancing (the “Refinancing”) of the Company’s outstanding 9.00% Senior Secured Notes due 2022 (such refinanced debt, the “New First Lien Debt”) on terms acceptable to the Company.

The foregoing summary of the Framework Agreement is not complete and is qualified in its entirety by reference to the Framework Agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

April 27, 2018	The McClatchy Company

	By:	/s/ R. Elaine Lintecum
R. Elaine Lintecum
Vice President and Chief Financial Officer